Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-205830, No. 333-134058 and No. 333-120563) pertaining to the Company's various employee benefit plans of our reports dated February 21, 2018 (except for  Notes 2 and 13, as to which the date is May 30, 2018), with respect to the consolidated financial statements and schedule of Essendant Inc. and our report dated February 21, 2018, with respect to the effectiveness of internal control over financial reporting of Essendant, included in this Current Report on Form 8-K.

/s/Ernst & Young LLP

Chicago, Illinois

May 30, 2018